STONEFIELD

JOSEPHSON, Inc.

Cerfitifed Public Accountants

Business Advisors

April 12, 2005

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington DC 20549

Dear Sir/Madam:

We have read Item 4.01(a) included in the Form 8-K dated April 6, 2005 proposed to be filed by Universal Guardian Holdings, Inc. on or about April 14, 2005 with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Yours very truly,

/s/  Stonefield Josephson, Inc.

Stonefiled Josephson, Inc.

Santa Monica, California